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                                                                    Exhibit 99.1

                    Cyota.com, Inc. STOCK OPTION PLAN (2000)

     1. PURPOSES OF THE PLAN. The purposes of this Stock Option Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees, Directors and Consultants and to promote the success of the Company's business. Options granted under the Plan may be Incentive Stock Options or Nonstatutory Stock Options, as determined by the Administrator at the time of grant. Stock Purchase Rights may also be granted under the Plan.

     2. DEFINITIONS. As used herein, the following definitions shall apply:

          (i) "Administrator" means the Board or any of its Committees as shall be administering the Plan in accordance with Section 4 hereof.

          (ii) "Applicable Laws" means the requirements relating to the administration of stock option plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any other country or jurisdiction where Options or Stock Purchase Rights are granted under the Plan.

          (iii) "Board" means the Board of Directors of the Company.

          (iv) "Code" means the Internal Revenue Code of 1986, as amended.

          (v) "Committee" means a committee of Directors appointed by the Board in accordance with Section 4 hereof.

          (vi) "Common Stock" means the Common Stock, par value $0.01 per share, of the Company.

          (vii) "Company" means Cyota.com, Inc., a Delaware corporation.

          (viii) "Consultant" means any person who is engaged by the Company or any Parent or Subsidiary to render consulting or advisory services to such entity.

          (ix) "Director" means a member of the Board of Directors of the Company, or any Parent or Subsidiary.

          (x) "Disability" means total and permanent disability as defined in
Section 22(e)(3) of the Code, provided, however that for Optionees not subject to the Code, "Disability" instead may be interpreted in accordance with other Applicable Laws to which the Optionee is subject.

          (xi) "Employee" means any person, including Officers and Directors, employed by


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the Company or any Parent or Subsidiary of the Company. A Service Provider shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company (or by the Parent or Subsidiary that employs the person) or (ii) transfers between locations of the Company (or the Parent or Subsidiary that employs the person) or between the Company, its Parent, any Subsidiary, or any successor. For purposes of Incentive Stock Options, no such leave may exceed ninety days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, on the 181st day of such leave any Incentive Stock Option held by the Optionee shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option. Neither service as a Director nor payment of a director's fee shall be sufficient to constitute "employment".

          (xii) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          (xiii) "Fair Market Value" means, as of any date, the value of Common Stock determined as follows:

               (a) If the Common Stock is listed on any established stock exchange or a national market system, including, without limitation, the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination, as reported in The Wall Street Journal, Eastern Edition, or such other source as the Administrator deems reliable;

               (b) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the high bid and low asked prices for the Common Stock on the last market trading day prior to the day of determination; or

               (c) In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Administrator.

          (xiv) "Incentive Stock Option" means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

          (xv) "Nonstatutory Stock Option" means an Option not intended to qualify as an Incentive Stock Option.

          (xvi) "Officer" means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

          (xvii) "Option" means a stock option granted pursuant to the Plan.

          (xviii) "Option Agreement" means a written or electronic agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.


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          (xix) "Option Exchange Program" means a program whereby outstanding
Options are exchanged for Options with a lower exercise price.

          (xx) "Optioned Stock" means the Common Stock subject to an Option or a Stock Purchase Right.

          (xxi) "Optionee" means the holder of an outstanding Option or a Stock Purchase Right granted under the Plan.

          (xxii) "Parent" means a "parent corporation," whether now or hereafter existing, as defined in Section 424(e) of the Code.

          (xxiii) "Plan" means this Cyota.com, Inc. Stock Option Plan (2000).

          (xxiv) "Restricted Stock" means shares of Common Stock acquired pursuant to a grant of a Stock Purchase Right under Section 11 below.

          (xxv) "Section 16(b)" means Section 16(b) of the Exchange Act.

          (xxvi) "Service Provider" means an Employee, Director or Consultant.

          (xxvii) "Share" means a share of the Common Stock, as adjusted in accordance with Section 12 below.

          (xxviii) "Stock Purchase Right" means a right to purchase Common Stock pursuant to Section 11 below.

          (xxix) "Subsidiary" means a "subsidiary corporation," whether now or hereafter existing, as defined in Section 424(f) of the Code.

     3. STOCK SUBJECT TO THE PLAN. Subject to the provisions of Section 12 of the Plan, the maximum aggregate number of Shares which may be subject to an Option or Stock Purchase Right and sold under the Plan is Seven Hundred Sixty Thousand (760,000) Shares. The Shares may be authorized but unissued, or reacquired Common Stock.

          If an Option or a Stock Purchase Right expires or becomes unexercisable without having been exercised in full, or is surrendered pursuant to an Option Exchange Program, the unpurchased Shares which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated). However, Shares that have actually been issued under the Plan, upon exercise of an Option or Stock Purchase Right, shall not be returned to the Plan and shall not become available for future distribution under the Plan, except that if Shares of Restricted Stock are repurchased by the Company at their original purchase price, such Shares shall become available for future grant under the Plan.


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     4. ADMINISTRATION OF THE PLAN.

          (i) Administrator. The Plan shall be administered by the Board or a Committee appointed by the Board, which Committee shall be constituted to comply with Applicable Laws.

          (ii) Powers of the Administrator. Subject to the provisions of the Plan and, in the case of a Committee, the specific duties delegated by the Board to such Committee, and subject to the approval of any relevant authorities, the Administrator shall have the authority in its discretion:

               (a) to determine the Fair Market Value;

               (b) to select the Service Providers to whom Options and Stock Purchase Rights may from time to time be granted hereunder;

               (c) to determine the number of Shares to be covered by each such award granted hereunder;

               (d) to approve forms of agreement for use under the Plan;

               (e) to determine the terms and conditions, of any Option or Stock Purchase Right granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options or Stock Purchase Rights may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Option or Stock Purchase Right or the Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

               (f) to determine whether and under what circumstances an Option may be settled in cash under subsection 9(v) instead of Common Stock;

               (g) to reduce the exercise price of any Option to the then current Fair Market Value if the Fair Market Value of the Common Stock covered by such Option has declined since the date the Option was granted;

               (h) to initiate an Option Exchange Program;

               (i) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment in accordance with any Applicable Laws;

               (j) to allow Optionees to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon exercise of an Option or Stock Purchase Right that number of Shares having a Fair Market Value equal to the amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by Optionees to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable; and


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               (k) to construe and interpret the terms of the Plan and awards granted pursuant to the Plan.

               (l) to alter, revise or otherwise adjust the terms of the Plan and the Option Agreement, as may be required pursuant to any applicable laws of local or foreign jurisdictions.

          (iii) Effect of Administrator's Decision. All decisions, determinations and interpretations of the Administrator shall be final and binding on all Optionees.

     5. ELIGIBILITY.

          (i) Nonstatutory Stock Options and Stock Purchase Rights may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

          (ii) Each Option shall be designated in the Option Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options shall be treated as Nonstatutory Stock Options. For purposes of this
Section 5(ii), Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.

          (iii) Neither the Plan nor any Option or Stock Purchase Right shall confer upon any Optionee any right with respect to continuing the Optionee's relationship as a Service Provider with the Company, nor shall it interfere in any way with his or her right or the Company's right to terminate such relationship at any time, with or without cause.

     6. TERM OF PLAN. The Plan shall become effective upon its adoption by the Board. It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 14 of the Plan.

     7. TERM OF OPTION. The term of each Option shall be stated in the Option Agreement; provided, however, that the term shall be no more than ten (10) years from the date of grant thereof. In the case of an Incentive Stock Option granted to an Optionee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Option shall be five (5) years from the date of grant or such shorter term as may be provided in the Option Agreement.

     8. OPTION EXERCISE PRICE AND CONSIDERATION.

          (i) The per share exercise price for the Shares to be issued upon exercise of an Option shall be such price as is determined by the Administrator in accordance with Applicable Laws.

          (ii) The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Administrator in accordance with Applicable Laws (and, in the case of an Incentive Stock Option, shall be determined at the time


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of grant). Such consideration may consist of (1) cash, (2) check, (3) promissory note, (4) other Shares which (x) in the case of Shares which have been owned by the Optionee for more than six months on the date of surrender, and (y) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option shall be exercised, (5) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan, or (6) any combination of the foregoing methods of payment. In making its determination as to the type of consideration to accept, the Administrator shall consider if acceptance of such consideration may be reasonably expected to benefit the Company.

     9. EXERCISE OF OPTION; OPTION PROVISIONS.

          (i) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder shall be exercisable according to the terms hereof at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement. Unless an Optionee's Option Agreement provides otherwise, Options shall become exercisable at a rate of no less than one-third per year over three (3) years from the date the Options are granted. Unless the Administrator provides otherwise, vesting of Options granted hereunder shall be tolled during any unpaid leave of absence other than parental leave pursuant to law. An Option may not be exercised for a fraction of a Share.

     An Option shall be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by Applicable Laws, the Option Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Optionee or, if requested by the Optionee, in the name of the Optionee and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Shares, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 12 of the Plan.

     Exercise of an Option in any manner shall result in a decrease in the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

          (ii) Termination of Relationship as a Service Provider. If an Optionee ceases to be a Service Provider without "Cause" (as defined in Section 9(iv)), such Optionee may exercise his or her Option within one hundred and twenty (120) days after the date of termination (or such longer period of time as is specified in the Option Agreement) to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of the Option as set forth in the Option Agreement). If an Optionee ceases to be a Service Provider upon termination with "Cause", all Options whether vested or not shall expire immediately and be of no legal effect, unless the Option Agreement provides otherwise. If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to


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the Plan. If, after termination, the Optionee does not exercise his or her
Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan. For purposes of this provision, delivery of notice of termination or resignation by either party shall be deemed to be the date of termination.

          (iii) Disability or Death of Optionee. If an Optionee ceases to be a Service Provider as a result of the Optionee's Disability or death, the Option may be exercised by the Optionee, the Optionee's legal guardian, the Optionee's estate or a person who acquires the right to exercise the Option by bequest or inheritance, as the case may be, within twelve (12) months after termination to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

          (iv) Cause. Cause shall mean any of the following: (a) the Optionee's theft, dishonesty, or falsification of any Company documents or records; (b) the Optionee's improper use or disclosure of the Company's confidential or proprietary information; (c) the Optionee's failure or inability to perform any reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure, such failure or inability; (d) any material breach of the Optionee of any agreement between the Optionee and the Company, which breach is not cured pursuant to the terms of such agreement; or (e) the Optionee's conviction (including any plea of guilty or nolo contendere) of any criminal act which impairs the Optionee's ability to perform his or her duties with the Company. For purposes of the definition of Cause, with respect to an Optionee employed by or providing services to a Parent or Subsidiary of the Company, "Company" shall include the Parent or Subsidiary employing or engaging the services of the Optionee.

          (v) Buyout Provisions. The Administrator may at any time offer to buy out for a payment in cash or Shares, an Option previously granted, based on such terms and conditions as the Administrator shall establish and communicate to the Optionee at the time that such offer is made. No such offer shall obligate Optionee to relinquish his or her Option.

     10. NON-TRANSFERABILITY OF OPTIONS AND STOCK PURCHASE RIGHTS. Options and Stock Purchase Rights may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee.


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     11. STOCK PURCHASE RIGHTS.

          (i) Rights to Purchase. Stock Purchase Rights may be issued either alone, in addition to, or in tandem with other awards granted under the Plan and/or cash awards made outside of the Plan. After the Administrator determines that it will offer Stock Purchase Rights under the Plan, it shall advise the offeree in writing or electronically of the terms, conditions and restrictions related to the offer, including the number of Shares that such person shall be entitled to purchase, the price to be paid, and the time within which such person must accept such offer. The terms of the offer shall comply in all respects with all Applicable Laws. The offer shall be accepted by execution of a Restricted Stock purchase agreement in the form determined by the Administrator.

          (ii) Repurchase Option. Unless the Administrator determines otherwise, the Restricted Stock purchase agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's service with the Company for any reason (including death or disability). The purchase price for Shares repurchased pursuant to the Restricted Stock purchase agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall lapse at such rate as the Administrator may determine. Except with respect to Shares purchased by Officers, Directors and Consultants, the repurchase option shall in no case lapse at a rate of less than 20% per year over five years from the date of purchase.

          (iii) Other Provisions. The Restricted Stock purchase agreement shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion.

          (iv) Rights as a Stockholder. Once the Stock Purchase Right is exercised, the purchaser shall have rights equivalent to those of a stockholder and shall be a stockholder when his or her purchase is entered upon the records of the duly authorized transfer agent of the Company. No adjustment shall be made for a dividend or other right for which the record date is prior to the date the Stock Purchase Right is exercised, except as provided in Section 12 of the Plan.

     12. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, MERGER OR ASSET SALE.

          (i) Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each outstanding Option or Stock Purchase Right, the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Options or Stock Purchase Rights have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option or Stock Purchase Right, as well as the price per share of Common Stock covered by each such outstanding Option or Stock Purchase Right and the repurchase price per share for the Restricted Stock, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company. The conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Board, whose determination in that respect


                                      -8-

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shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option or Stock Purchase Right.

          (ii) Merger, Acquisition, or Asset Sale.

          (a) In the event of a merger or consolidation of the Company with or into another corporation resulting in such other corporation being the surviving entity, an acquisition of all or substantially all of the shares of the Company, or the sale of substantially all of the assets of the Company (each such event, a "Transaction"), each outstanding Option and Stock Purchase Right shall be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation.

          (b) In the event that the successor corporation refuses to assume or substitute for the Option or Stock Purchase Right, the Optionee shall fully vest in and have the right to exercise the Option or Stock Purchase Right as to all of the Optioned Stock, including Shares as to which it would not otherwise be vested or exercisable. If an Option or Stock Purchase Right becomes fully vested and exercisable in lieu of assumption or substitution in the event of a Transaction, the Administrator shall notify the Optionee in writing or electronically that the Option or Stock Purchase Right shall be fully exercisable for a period of fifteen (15) days from the date of such notice, and the Option or Stock Purchase Right shall terminate upon the expiration of such period.

          (c) For the purposes of this sub-section 12(ii), the Option or Stock Purchase Right shall be considered assumed if, following a Transaction, the option or right confers the right to purchase or receive, for each Share of Optioned Stock subject to the Option or Stock Purchase Right immediately prior to the Transaction, the consideration (whether stock, cash, or other securities or property) received in the Transaction by holders of Common Stock for each Share held on the effective date of the Transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Transaction is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option or Stock Purchase Right, for each Share of Optioned Stock subject to the Option or Stock Purchase Right, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Transaction.

     13. PROXY, RIGHT OF FIRST REFUSAL AND BRING-ALONG PROVISIONS. An Option Agreement and Restricted Stock purchase agreement may, but need not, include provisions whereby, prior to the consummation of a public offering of the securities of the Company pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, all Shares held by the Optionee pursuant to this Plan (1) shall be voted by an irrevocable proxy, (2) shall be subject to a right of first refusal upon transfers, and (3) shall be subject to a "bring-along" provision.

     14. TIME OF GRANTING OPTIONS AND STOCK PURCHASE RIGHTS. The date of grant of an Option or Stock Purchase Right shall, for all purposes, be the date on which the Administrator makes the determination granting such Option or Stock Purchase Right, or such other date as is determined by the Administrator. Notice of the determination shall be given to each Service Provider to whom an Option or Stock Purchase Right is so granted within a reasonable time after the date of such grant.

     15. AMENDMENT AND TERMINATION OF THE PLAN.

          (i) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

          (ii) Stockholder Approval. The Board shall obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

          (iii) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Optionee, unless mutually agreed otherwise between the Optionee and the Administrator, which agreement must be in writing and signed by the Optionee and the Company. Termination of the Plan shall not affect the Administrator's ability to exercise the powers granted to it hereunder with respect to Options granted under the Plan prior to the date of such termination.

     16. CONDITIONS UPON ISSUANCE OF SHARES.

          (i) Legal Compliance. Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

          (ii) Investment Representations. As a condition to the exercise of an Option, the Administrator may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

     17. INABILITY TO OBTAIN AUTHORITY. The inability of the Company to obtain authority from or comply with the rules and regulations of any regulatory body having jurisdiction or any Applicable Laws, which authority or compliance is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority or compliance shall not have been obtained.

     18. RESERVATION OF SHARES. The Company, during the term of this Plan, shall at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

     19. STOCKHOLDER APPROVAL. The Plan shall be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted. Such stockholder approval shall be obtained in the degree and manner required under Applicable Laws.


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     20. SPECIAL PROVISIONS FOR PLAN PARTICIPANTS WHO ARE ISRAELI RESIDENTS.

          (i) This Section 20 shall apply only to Optionees who are residents of the State of Israel or those who are deemed to be residents of the State of Israel for the payment of tax.

          (ii) Notwithstanding anything herein to the contrary, with respect to Service Providers who are Israeli residents, the Plan may be administered pursuant to the provisions of Section 102("Section 102")of the Israeli Income Tax Ordinance (New Version), 1961, and the rules promulgated thereunder (the "Israeli Tax Ordinance"). Any Options and Stock Purchase Rights granted pursuant to Section 102 shall be issued by the Company to, and held in trust (the "Trust") for the benefit of such Optionee by a trustee (the "Trustee") designated by the Board or by the board of directors of the Subsidiary of the Company, pursuant to Section 102 and a trust agreement to be entered into between the Company, the Subsidiary and the Trustee (the "Trust Agreement").

          (iii) Notwithstanding anything herein to the contrary, with respect to Service Providers who are Israeli residents, the Company may grant Options and Stock Purchase Rights that are intended to be taxed pursuant to Section 3(i) of the Israeli Tax Ordinance. In such event, the Company may elect to enter into an agreement with a trustee concerning the administration of the exercise of Options, the purchase and sale of Shares, and the arrangements for payment of or withholding of taxes due in connection with such exercise, purchase and sale. The trust agreement may provide that the Company will issue the Shares to the trustee for the benefit of the Optionee.

          (iv) At the Administrator's discretion, for purposes of simplicity and in order to ensure compliance with Israel's tax regulations, the administration of the exercise of the Options and the purchases and sales of Shares issued upon the exercise of Stock Purchase Rights made under the Plan may be executed by the Company or its Subsidiaries, as appropriate.

          (v) With respect to Optionees who are Israeli residents, the Plan and all instruments issued thereunder or in connection therewith shall be governed by, and interpreted in accordance with, the laws of the State of Israel.

     21. MISCELLANEOUS. Any tax consequences arising from the grant or exercise of any Options or Stock Purchase Rights or from the payment for Shares covered thereby or from any other event or act (whether of the Optionee or of the Company or its Subsidiaries) hereunder, shall be borne solely by the Optionee. Furthermore, such Optionee shall agree to indemnify the Company or Subsidiary that employs the Optionee and the Trustee, if applicable, and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Optionee. Except as otherwise required by law, the Company shall not be obligated to honor the exercise of any Options by or on behalf of an Optionee until all tax consequences arising from the exercise of such Options are resolved in a manner reasonably acceptable to the Company.


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                           ISRAELI SHARE OPTION PLAN

                                   CYOTA INC.

                       THE 2003 ISRAELI SHARE OPTION PLAN

   (*IN COMPLIANCE WITH AMENDMENT NO. 132 OF THE ISRAELI TAX ORDINANCE, 2002)


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                            ISRAELI SHARE OPTION PLAN

                                TABLE OF CONTENTS

1. PURPOSE OF THE ISOP.....................................................    3

2. DEFINITIONS.............................................................    3

3. ADMINISTRATION OF THE ISOP..............................................    6

4. DESIGNATION OF PARTICIPANTS.............................................    7

5. DESIGNATION OF OPTIONS PURSUANT TO SECTION 102..........................    7

6. TRUSTEE.................................................................    9

7. SHARES RESERVED FOR THE ISOP............................................    9

8. PURCHASE PRICE..........................................................   10

9. ADJUSTMENTS.............................................................   10

10. TERM AND EXERCISE OF OPTIONS...........................................   12

11. VESTING OF OPTIONS.....................................................   13

12. SHARES SUBJECT TO RIGHT OF FIRST REFUSAL...............................   13

13. PURCHASE FOR INVESTMENT................................................   14

14. DIVIDENDS..............................................................   15

15. RESTRICTIONS ON ASSIGNABILITY AND SALE OF OPTIONS......................   15

16. EFFECTIVE DATE AND DURATION OF THE ISOP................................   15

17. AMENDMENTS OR TERMINATION..............................................   16

18. GOVERNMENT REGULATIONS.................................................   16

19. CONTINUANCE OF EMPLOYMENT..............................................   16

20. GOVERNING LAW & JURISDICTION...........................................   16

21. TAX CONSEQUENCES.......................................................   17

22. NON-EXCLUSIVITY OF THE ISOP............................................   17

23. MULTIPLE AGREEMENTS....................................................   17


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                           ISRAELI SHARE OPTION PLAN

     This plan, as amended from time to time, shall be known as Cyota Inc. 2003 Israeli Share Option Plan (the "ISOP").

     This Israeli Share Option Plan is effective with respect to Options granted on or after January 1, 2003 to the Israeli Optionees described above (hereinafter, "Israeli Israeli Optionee") and shall comply with Amendment no. 132 of the Israeli Tax Ordinance.

     This Israeli Share Option Plan (the "Appendix") shall apply only to Israeli Optionees who are residents of the state of Israel or those who are deemed to be residents of the state of Israel for the payment of tax. According to the Plan, options to purchase Cyota's Inc. Common Stock may be issued to employees, directors and consultants of the Company or its Affiliates.

1.   PURPOSE OF THE ISOP

     The ISOP is intended to provide an incentive to retain, in the employ of the Company and its Affiliates (as defined below), persons of training, experience, and ability, to attract new employees, directors, consultants, service providers and any other entity which the Board shall decide their services are considered valuable to the Company, to encourage the sense of proprietorship of such persons, and to stimulate the active interest of such persons in the development and financial success of the Company by providing them with opportunities to purchase shares in the Company, pursuant to the ISOP.

2.   DEFINITIONS

     For purposes of the ISOP and related documents, including the Option Agreement, the following definitions shall apply:

     2.1 "ADMINISTRATOR" means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 3 thereof.

     2.2  "AFFILIATE" means any "employing company" within the meaning of
          Section 102(a) of the Ordinance.

     2.3 "APPROVED 102 OPTION" means an Option granted pursuant to Section 102(b) of the Ordinance and held in trust by a Trustee for the benefit of the Optionee.

     2.4  "BOARD" means the Board of Directors of the Company.

     2.5  "CAPITAL GAIN OPTION (CGO)" as defined in Section 5.4 below.


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                           ISRAELI SHARE OPTION PLAN

     2.6 "CAUSE" means, (i) conviction of any felony involving moral turpitude or affecting the Company; (ii) any refusal to carry out a reasonable directive of the chief executive officer, the Board or the Optionee's direct supervisor, which involves the business of the Company or its Affiliates and was capable of being lawfully performed; (iii) embezzlement of funds of the Company or its Affiliates; (iv) any breach of the Optionee's fiduciary duties or duties of care of the Company; including without limitation disclosure of confidential information of the Company; and (v) any conduct (other than conduct in good faith) reasonably determined by the Board to be materially detrimental to the Company.

     2.7 "COMMITTEE" means a share option compensation committee appointed by the Board, which shall consist of no fewer than two members of the Board.

     2.8 "COMPANY" means Cyota Inc., an US corporation incorporated under the laws of Delaware.

     2.9  "CONTROLLING SHAREHOLDER" shall have the meaning ascribed to it in
          Section 32(9) of the Ordinance.

     2.10 "DATE OF GRANT" means, the date of grant of an Option, as determined by the Board and set forth in the Optionee's Option Agreement.

     2.11 EMPLOYEE" means a person who is employed by the Company or its Affiliates, including an individual who is serving as a director or an office holder, but excluding Controlling Shareholder.

     2.12 "EXPIRATION DATE" means the date upon which an Option shall expire, as set forth in Section 10.2 of the ISOP.

     2.13 "FAIR MARKET VALUE" means as of any date, the value of a Share determined as follows:

          (i) If the Shares are listed on any established stock exchange or a national market system, including without limitation the NASDAQ National Market system, or the NASDAQ SmallCap Market of the NASDAQ Stock Market, the Fair Market Value shall be the closing sales price for such Shares (or the closing bid, if no sales were reported), as quoted on such exchange or system for the last market trading day prior to time of determination, as reported in the Wall Street Journal, or such other source as the Board deems reliable. Without derogating from the above, solely for the purpose of determining the tax liability pursuant to Section 102(b)(3) of the Ordinance, if at the Date of Grant the Company's shares are listed on any established stock exchange or a national market system or if the Company's shares will be registered for trading within ninety (90) days following the Date of Grant, the Fair Market Value of a Share at the Date of Grant shall be determined in accordance with the average value of the Company's shares on the thirty (30) trading days preceding the Date of Grant or on the thirty (30) trading days following the date of registration for trading, as the case may be;


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                           ISRAELI SHARE OPTION PLAN

          (ii) If the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value shall be the mean between the high bid and low asked prices for the Shares on the last market trading day prior to the day of determination, or;

          (iii) In the absence of an established market for the Shares, the Fair Market Value thereof shall be determined in good faith by the Board.

     2.14 "IPO" means the initial public offering of the Company's shares.

     2.15 "ISOP" means this 2003 Israeli Share Option Plan.

     2.16 "ITA" means the Israeli Tax Authorities.

     2.17 "NON-EMPLOYEE" means a consultant, adviser, service provider, Controlling Shareholder or any other person who is not an Employee.

     2.18 "ORDINARY INCOME OPTION (OIO)" as defined in Section 5.5 below.

     2.19 "OPTION" means an option to purchase one or more Shares of the Company pursuant to the ISOP.

     2.20 "102 OPTION" means any Option granted to Employees pursuant to Section 102 of the Ordinance.

     2.21 "3(I) OPTION" means an Option granted pursuant to Section 3(i) of the Ordinance to any person who is Non-Employee.

     2.22 "OPTIONEE" means a person who receives or holds an Option under the ISOP.

     2.23 "OPTION AGREEMENT" means the share option agreement between the Company and an Optionee that sets out the terms and conditions of an Option.

     2.24 "ORDINANCE" means the 1961 Israeli Income Tax Ordinance [New Version] 1961 as now in effect or as hereafter amended.

     2.25 "PURCHASE PRICE" means the price for each Share subject to an Option.

     2.26 "SECTION 102" means section 102 of the Ordinance as now in effect or as hereafter amended.

     2.27 "SHARE" means the common stock, $ 0.002 par value each, of the Company.

     2.28 "SUCCESSOR COMPANY" means any entity the Company is merged to or is acquired by, in which the Company is not the surviving entity.


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                           ISRAELI SHARE OPTION PLAN

     2.29 "TRANSACTION" means (i) merger, acquisition or reorganization of the Company with one or more other entities in which the Company is not the surviving entity, (ii) a sale of all or substantially all of the assets of the Company.

     2.30 "TRUSTEE" means any individual appointed by the Company to serve as a trustee and approved by the ITA, all in accordance with the provisions of Section 102(a) of the Ordinance.

     2.31 "UNAPPROVED 102 OPTION" means an Option granted pursuant to Section 102(c) of the Ordinance and not held in trust by a Trustee.

     2.32 "VESTED OPTION" means any Option, which has already been vested according to the Vesting Dates.

     2.33 "VESTING DATES" means, as determined by the Board or by the Committee, the date as of which the Optionee shall be entitled to exercise the Options or part of the Options, as set forth in section 11 of the ISOP.

3.   ADMINISTRATION OF THE ISOP

     3.1 The Administrator shall have the power to administer the Plan. To the extent permitted under applicable law, the Board may delegate its powers under the Plan, or any part thereof, to the Committee, in which case, any reference to the Board in the Plan with respect to the rights so delegated shall be construed as reference to the Committee; provided, however, that subject to applicable law, the Committee shall have advisory tasks only with respect to designating Optionees. Notwithstanding the foregoing, the Board shall automatically have residual authority (i) if no Committee shall be constituted, (ii) with respect to rights not specifically delegated by the Board to the Committee, or (iii) if such Committee shall cease to operate for any reason whatsoever

     3.2 The Committee, if appointed, shall select one of its members as its chairman and shall hold its meetings at such times and places as the chairman shall determine

     3.3 The Administrator shall keep records of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.


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                           ISRAELI SHARE OPTION PLAN

     3.4 The Administrator shall have the full power and authority, subject to applicable law and subject to the Company's incorporation documents :
          (i) to designate Optionees; (ii) to determine the terms and provisions of respective Option Agreements (which may, but need not be identical) including, but not limited to, the number of Shares to be covered by each Option, provisions concerning the time or times when and the extent to which the Options may be exercised and the nature and duration of restrictions as to transferability or restrictions constituting substantial risk of forfeiture; (iii) to accelerate the right of an Optionee to exercise, in whole or in part, any previously granted Option; (iv) to interpret the provisions and supervise the administration of the Plan; (v) to determine the Fair Market Value of the Shares; (vi) to designate the type of Options to be granted to an Optionee; (vii) to determine any other matter which is necessary or desirable for, or incidental to, the administration of the Plan..

     3.5 The Board shall have the authority to grant, at its discretion, to the holder of an outstanding Option, in exchange for the surrender and cancellation of such Option, a new Option having a purchase price equal to, lower than or higher than the Purchase Price of the original Option so surrendered and canceled, and containing such other terms and conditions as the Board may prescribe in accordance with the provisions of the Plan.

     3.6 Subject to the Company's incorporation documents, all decisions and selections made by the Administrator pursuant to the provisions of the Plan shall be made by a majority of its members; provided, however, that no member of the Administrator shall vote on, or be counted for quorum purposes, with respect to any proposed action of the Administrator relating to any Option to be granted to that member. Any decision reduced to writing shall be executed in accordance with the provisions of the Company's Articles of Association, as the same may be in effect from time to time.

     3.7 Subject to the Company's incorporation documents and the Company's decision, and to all approvals legally required, each member of the Board or the Committee or any other internal officer, shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by him, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan unless arising out of such member's own fraud or bad faith, to the extent permitted by applicable law. Such indemnification shall be in addition to any rights of indemnification the member may have as a director or otherwise under the Company's incorporation documents, any agreement, any vote of shareholders or disinterested directors, insurance policy or otherwise.

4.   DESIGNATION OF PARTICIPANTS

     4.1 The persons eligible for participation in the ISOP as Optionees shall include any Employees and/or Non-Employees of the Company or of any Affiliate; provided, however, that (i) Employees may only be granted 102 Options; (ii) Non-Employees may only be granted 3(i) Options; and
          (iii) Controlling Shareholders may only be granted 3(i) Options.


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                           ISRAELI SHARE OPTION PLAN

     4.2 The grant of an Option hereunder shall neither entitle the Optionee to participate nor disqualify the Optionee from participating in, any other grant of Options pursuant to the ISOP or any other option or share plan of the Company or any of its Affiliates.

     4.3 Anything in the ISOP to the contrary notwithstanding, all grants of Options to directors and office holders shall be authorized and implemented in accordance with the provisions of the Incorporation documents or any applicable law, as in effect from time to time.

5.   DESIGNATION OF OPTIONS PURSUANT TO SECTION 102

     5.1  The Company may designate Options granted to Employees pursuant to
          Section 102 as Unapproved 102 Options or Approved 102 Options.

     5.2 The grant of Approved 102 Options shall be made under this ISOP adopted by the Board as described in Section 16 below, and shall be conditioned upon the approval of this ISOP by the ITA.

     5.3 Approved 102 Option may either be classified as Capital Gain Option ("CGO") or Ordinary Income Option ("OIO").

     5.4 Approved 102 Option elected and designated by the Company to qualify under the capital gain tax treatment in accordance with the provisions of Section 102(b)(2) shall be referred to herein as CGO.

     5.5 Approved 102 Option elected and designated by the Company to qualify under the ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) shall be referred to herein as OIO.

     5.6 The Company's election of the type of Approved 102 Options as CGI or OIO granted to Employees (the "ELECTION"), shall be appropriately filed with the ITA before the Date of Grant of an Approved 102 Option. Such Election shall become effective beginning the first Date of Grant of an Approved 102 Option under this ISOP and shall remain in effect until the end of the year following the year during which the Company first granted Approved 102 Options. The Election shall obligate the Company to grant only the type of Approved 102 Option it has elected, and shall apply to all Optionees who were granted Approved 102 Options during the period indicated herein, all in accordance with the provisions of Section 102(g) of the Ordinance. For the avoidance of doubt, such Election shall not prevent the Company from granting Unapproved 102 Options simultaneously.

     5.7 All Approved 102 Options must be held in trust by a Trustee, as described in Section 6 below.

     5.8 For the avoidance of doubt, the designation of Unapproved 102 Options and Approved 102 Options shall be subject to the terms and conditions set forth in Section 102 of the Ordinance and the regulations promulgated thereunder.

     5.9 With regards to Approved 102 Options, the provisions of the ISOP and/or the Option


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                           ISRAELI SHARE OPTION PLAN

          Agreement shall be subject to the provisions of Section 102 and the Tax Assessing Officer's permit, and the said provisions and permit shall be deemed an integral part of the ISOP and of the Option Agreement. Any provision of Section 102 and/or the said permit which is necessary in order to receive and/or to keep any tax benefit pursuant to Section 102, which is not expressly specified in the ISOP or the Option Agreement, shall be considered binding upon the Company and the Optionees.

6.   TRUSTEE

     6.1 Approved 102 Options which shall be granted under the ISOP and/or any Shares allocated or issued upon exercise of such Approved 102 Options and/or other shares received subsequently following any realization of rights, , including without limitation bonus shares shall be allocated or issued to the Trustee and held for the benefit of the Optionees for such period of time as required by Section 102 or any regulations, rules or orders or procedures promulgated thereunder (the "HOLDING PERIOD"). In the case the requirements for Approved 102 Options are not met, then the Approved 102 Options shall be treated as Unapproved 102 Options, all in accordance with the provisions of Section 102 and regulations promulgated thereunder.

     6.2 Notwithstanding anything to the contrary, the Trustee shall not release any Shares allocated or issued upon exercise of Approved 102 Options prior to the full payment of the Optionee's tax liabilities arising from Approved 102 Options which were granted to him and/or any Shares allocated or issued upon exercise of such Options.

     6.3 Upon receipt of Approved 102 Option, the Optionee will sign an undertaking to release the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation with the ISOP, or any Approved 102 Option or Share granted to him thereunder.

     6.4  With respect to any Approved 102 Option, subject to the provisions of
          Section 102 and any rules or regulation or orders or procedures promulgated thereunder, an Optionee shall not sell or release from trust any Share received upon the exercise of an Approved 102 Option and/or any share received subsequently following any realization of rights, including without limitation, bonus shares, until the lapse of the Holding Period required under Section 102 of the Ordinance. Notwithstanding the above, if any such sale or release occurs during the Holding Period, the sanctions under Section 102 of the Ordinance and under any rules or regulation or orders or procedures promulgated thereunder shall apply to and shall be borne by such Optionee.


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                           ISRAELI SHARE OPTION PLAN

7.   SHARES RESERVED FOR THE ISOP; RESTRICTION THEREON

     7.1 The Company has reserved 3,5443,440 authorized but unissued Shares, for the purposes of the ISOP and for the purposes of any other share option plans which may be adopted by the Company in the future, subject to adjustment as set forth in Section 9 below. Any Shares which remain unissued and which are not subject to the outstanding Options at the termination of the ISOP shall cease to be reserved for the purpose of the ISOP, but until termination of the ISOP the Company shall at all times reserve sufficient number of Shares to meet the requirements of the ISOP. Should any Option for any reason expire or be canceled prior to its exercise or relinquishment in full, the Shares subject to such Option may again be subjected to an Option under the ISOP or under the Company's other share option plans.

     7.2 Each Option granted pursuant to the ISOP, shall be evidenced by a written Option Agreement between the Company and the Optionee, in such form as the Board or the Committee shall from time to time approve. Each Option Agreement shall state, among other matters, the number of Shares to which the Option relates, the type of Option granted thereunder (whether a CGI, OIO, Unapproved 102 Option or a 3(i) Option), the Vesting Dates, the Purchase Price per share, the Expiration Date and such other terms and conditions as the Committee or the Board in its discretion may prescribe, provided that they are consistent with this ISOP.

     7.3 Until the consummation of an IPO, such Shares shall be voted by an irrevocable proxy (the "PROXY") pursuant to the directions of the Board, such Proxy to be assigned to the person or persons designated by the Board. Such person or persons designated by the Board shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by him/her, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the voting of such Proxy unless arising out of such member's own fraud or bad faith, to the extent permitted by applicable law. Such indemnification shall be in addition to any rights of indemnification the person(s) may have as a director or otherwise under the Company's incorporation documents, any agreement, any vote of shareholders or disinterested directors, insurance policy or otherwise. Without derogating from the above, with respect to Approved 102 Options, such shares shall be voted in accordance with the provisions of Section 102 and any rules, regulations or orders promulgated thereunder.

8.   PURCHASE PRICE

     8.1 The Purchase Price of each Share subject to an Option shall be determined by the Board in its sole and absolute discretion in accordance with applicable law, subject to any guidelines as may be determined by the Committee from time to time. Each Option Agreement will contain the Purchase Price determined for each Optionee.

     8.2 The Purchase Price shall be payable upon the exercise of the Option in a form satisfactory to the Committee, including without limitation, by cash or check. The Committee shall have the authority to postpone the date of payment on such terms as it may determine.


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                           ISRAELI SHARE OPTION PLAN

     8.3 The Purchase Price shall be denominated in the currency of the primary economic environment of, either the Company or the Optionee (that is the functional currency of the Company or the currency in which the Optionee is paid) as determined by the Company.

9.   ADJUSTMENTS

     Upon the occurrence of any of the following described events, Optionee's rights to purchase Shares under the ISOP shall be adjusted as hereafter provided:

     9.1 In the event of Transaction, the unexercised Options then outstanding under the ISOP shall be assumed or substituted for an appropriate number of shares of each class of shares or other securities of the Successor Company (or a parent or subsidiary of the Successor Company) as were distributed to the shareholders of the Company in connection and with respect to the Transaction. In the case of such assumption and/or substitution of Options, appropriate adjustments shall be made to the Purchase Price so as to reflect such action and all other terms and conditions of the Option Agreements shall remain unchanged, including but not limited to the vesting schedule, all subject to the determination of the Committee or the Board, which determination shall be in their sole discretion and final. The Company shall notify the Optionee of the Transaction in such form and method as it deems applicable at least ten (10) days prior to the effective date of such Transaction.

     9.2 Notwithstanding the above and subject to any applicable law, the Board or the Committee shall have full power and authority to determine that in certain Option Agreements there shall be a clause instructing that, if in any such Transaction as described in section 9.1 above, the Successor Company (or parent or subsidiary of the Successor Company) does not agree to assume or substitute for the Options, the Vesting Dates shall be accelerated so that any unvested Option or any portion thereof shall be immediately vested as of the date which is ten (10) days prior to the effective date of the Transaction.

     9.3 For the purposes of section 9.1 above, an Option shall be considered assumed or substituted if, following the Transaction, the Option confers the right to purchase or receive, for each Share underlying an Option immediately prior to the Transaction, the consideration (whether shares, options, cash, or other securities or property) received in the Transaction by holders of shares held on the effective date of the Transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the Transaction is not solely common stock (or their equivalent) of the Successor Company or its parent or subsidiary, the Committee may, with the consent of the Successor Company, provide for the consideration to be received upon the exercise of the Option to be solely common stock (or their equivalent) of the Successor Company or its parent or subsidiary equal in Fair Market Value to the per Share consideration received by holders of a majority of the outstanding shares in the Transaction; and provided further that the Committee may determine, in its discretion, that in lieu of such assumption or substitution of Options for options of the Successor


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                           ISRAELI SHARE OPTION PLAN

          Company or its parent or subsidiary, such Options will be substituted for any other type of asset or property including cash which is fair under the circumstances.

     9.4 If the Company is voluntarily liquidated or dissolved while unexercised Options remain outstanding under the ISOP, the Company shall immediately notify all unexercised Option holders of such liquidation, and the Option holders shall then have ten (10) days to exercise any unexercised Vested Option held by them at that time, in accordance with the exercise procedure set forth herein. Upon the expiration of such ten-days period, all remaining outstanding Options will terminate immediately.

     9.5 If the outstanding shares of the Company shall at any time be changed or exchanged by declaration of a share dividend (bonus shares), share split, combination or exchange of shares, recapitalization, or any other like event by or of the Company, and as often as the same shall occur, then the number, class and kind of the Shares subject to the ISOP or subject to any Options therefore granted, and the Purchase Prices, shall be appropriately and equitably adjusted so as to maintain the proportionate number of Shares without changing the aggregate Purchase Price, provided, however, that no adjustment shall be made by reason of the distribution of subscription rights (rights offering) on outstanding shares. Upon happening of any of the foregoing, the class and aggregate number of Shares issuable pursuant to the ISOP (as set forth in Section 7 hereof), in respect of which Options have not yet been exercised, shall be appropriately adjusted, all as will be determined by the Board whose determination shall be final.

     9.6 Anything herein to the contrary notwithstanding, if prior to the completion of the IPO all or substantially all of the shares of the Company are to be sold, or in case of a Transaction, all or substantially all of the shares of the Company are to be exchanged for securities of another Company, then each Optionee shall be obliged to sell or exchange, as the case may be, any Shares such Optionee purchased under the ISOP, in accordance with the instructions issued by the Board in connection with the Transaction, whose determination shall be final.

     9.7 The Optionee acknowledges that in the event that the Company's shares shall be registered for trading in any public market, Optionee's rights to sell the Shares may be subject to certain limitations (including a lock-up period), as will be requested by the Company or its underwriters, and the Optionee unconditionally agrees and accepts any such limitations.

10.  TERM AND EXERCISE OF OPTIONS

     10.1 Options shall be exercised by the Optionee by giving written or electronic notice to the Company and/or to any third party designated by the Company (the "REPRESENTATIVE"), in such form and method as may be determined by the Company and when applicable, by the Trustee in accordance with the requirements of Section 102, which exercise shall be effective upon receipt of such notice by the Company and/or the Representative and the payment of the Purchase Price at the Company's or the Representative's principal office.


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                           ISRAELI SHARE OPTION PLAN

          The notice shall specify the number of Shares with respect to which the Option is being exercised.

     10.2 Options, to the extent not previously exercised, shall terminate forthwith upon the earlier of: (i) the date set forth in the Option Agreement; and (ii) the expiration of any extended period in any of the events set forth in section 10.5 below.

     10.3 The Options may be exercised by the Optionee in whole at any time or in part from time to time, to the extent that the Options become vested and exercisable, prior to the Expiration Date, and provided that, subject to the provisions of section 10.5 below, the Optionee is employed by or providing services to the Company or any of its Affiliates, at all times during the period beginning with the granting of the Option and ending upon the date of exercise.

     10.4 Subject to the provisions of section 10.5 below, in the event of termination of Optionee's employment or services, with the Company or any of its Affiliates, all Options granted to such Optionee will immediately expire. A notice of termination of employment or service shall be deemed to constitute termination of employment or service. For the avoidance of doubt, in case of such termination of employment or service, the unvested portion of the Optionee's Option shall not vest and shall not become exercisable.

     10.5 Notwithstanding anything to the contrary hereinabove and unless otherwise determined in the Optionee's Option Agreement, an Option may be exercised after the date of termination of Optionee's employment or service with the Company or any Affiliates during an additional period of time beyond the date of such termination, but only with respect to the number of Vested Options at the time of such termination according to the Vesting Dates, if:

          (i) termination is without Cause, in which event any Vested Option still in force and unexpired may be exercised within a period of one hundred and twenty (120) days after the date of such termination; or -

          (ii) termination is the result of death or disability of the Optionee, in which event any Vested Option still in force and unexpired may be exercised within a period of twelve (12) months after the date of such termination; or -

          (iii) prior to the date of such termination, the Committee shall authorize an extension of the terms of all or part of the Vested Options beyond the date of such termination for a period not to exceed the period during which the Options by their terms would otherwise have been exercisable.

          For avoidance of any doubt, if termination of employment or service is for Cause, any outstanding unexercised Option (whether vested or non-vested), will immediately expire and terminate, and the Optionee shall not have any right in connection to such outstanding Options.

                           ISRAELI SHARE OPTION PLAN

     10.6 To avoid doubt, the holders of Options shall not be deemed owners of the Shares issuable upon the exercise of Options and shall not have any of the rights or privileges of shareholders of the Company in respect of any Shares purchasable upon the exercise of any part of an Option, until registration of the Optionee as holder of such Shares in the Company's register of shareholders upon exercise of the Option in accordance with the provisions of the ISOP

     10.7 Any form of Option Agreement authorized by the ISOP may contain such other provisions as the Committee may, from time to time, deem advisable.

     10.8 With respect to Unapproved 102 Option, if the Optionee ceases to be employed by the Company or any Affiliate, the Optionee shall extend to the Company and/or its Affiliate a security or guarantee for the payment of tax due at the time of sale of Shares, all in accordance with the provisions of Section 102 and the rules, regulation or orders promulgated thereunder.

11.  VESTING OF OPTIONS

     11.1 Subject to the provisions of the ISOP, each Option shall vest following the Vesting Dates and for the number of Shares as shall be provided in the Option Agreement. However, no Option shall be exercisable after the Expiration Date.

     11.2 An Option may be subject to such other terms and conditions on the time or times when it may be exercised, as the Committee may deem appropriate. The vesting provisions of individual Options may vary.

12.  SHARES SUBJECT TO RIGHT OF FIRST REFUSAL AND BRING ALONG

     12.1 Optionee acknowledges the terms and provisions of incorporation documents of the Company and hereby agrees to be bound by its terms with respect to a right of first refusal provision.

     12.2 Optionee acknowledges and accepts the terms and provisions of any shareholders agreements as applicable to other shareholders of Common Stock of the Company, and hereby agrees to be bound by their terms with respect to a bring along provision as if he or she was an original party thereof.

     12.3 Unless otherwise determined by the Board, until such time as the Company shall complete an IPO, an Optionee shall not have the right to sell Shares issued upon the exercise of an Option within six (6) months and one day of the date of exercise of such Option or issuance of such Shares

          Subject to the above, the Administrator may at any time offer to buy for a payment in cash or Shares, an Option previously granted, based on such terms and conditions as the Administrator shall establish and communicate to the Optionee at the time that such offer

                           ISRAELI SHARE OPTION PLAN

          is made. No such offer shall obligate Optionee to relinquish his or her Option.

13.  PURCHASE FOR INVESTMENT

     The Company's obligation to issue or allocate Shares upon exercise of an Option granted under the ISOP is expressly conditioned upon: (a) the Company's completion of any registration or other qualifications of such Shares under all applicable laws, rules and regulations or (b) representations and undertakings by the Optionee (or his legal representative, heir or legatee, in the event of the Optionee's death) to assure that the sale of the Shares complies with any registration exemption requirements which the Company in its sole discretion shall deem necessary or advisable. Such required representations and undertakings may include representations and agreements that such Optionee (or his legal representative, heir, or legatee): (a) is purchasing such Shares for investment and not with any present intention of selling or otherwise disposing thereof; and (b) agrees to have placed upon the face and reverse of any certificates evidencing such Shares a legend setting forth (i) any representations and undertakings which such Optionee has given to the Company or a reference thereto and (ii) that, prior to effecting any sale or other disposition of any such Shares, the Optionee must furnish to the Company an opinion of counsel, satisfactory to the Company, that such sale or disposition will not violate the applicable laws, rules, and regulations, whether of the State of Israel or of the United States or any other State having jurisdiction over the Company and the Optionee.

14.  DIVIDENDS

     With respect to all Shares (but excluding, for avoidance of any doubt, any unexercised Options) allocated or issued upon the exercise of Options purchased by the Optionee and held by the Optionee or by the Trustee, as the case may be, the Optionee shall be entitled to receive dividends in accordance with the quantity of such Shares, subject to the provisions of the Company's Articles of Association (and all amendments thereto) and subject to any applicable taxation on distribution of dividends, and when applicable subject to the provisions of Section 102 and the rules, regulations or orders promulgated thereunder.

15.  RESTRICTIONS ON ASSIGNABILITY AND SALE OF OPTIONS

     15.1 No Option or any right with respect thereto, purchasable hereunder, whether fully paid or not, shall be assignable, transferable or given as collateral or any right with respect to it given to any third party whatsoever, except as specifically allowed under the ISOP, and during the lifetime of the Optionee each and all of such Optionee's rights to purchase Shares hereunder shall be exercisable only by the Optionee.

          Any such action made directly or indirectly, for an immediate validation or for a future one, shall be void.

     15.2 As long as Options and/or Shares are held by the Trustee on behalf of the Optionee, all rights of the Optionee over the Shares are personal, can not be transferred, assigned, pledged or mortgaged, other than by will or pursuant to the laws of descent and distribution.

                           ISRAELI SHARE OPTION PLAN

16.  EFFECTIVE DATE AND DURATION OF THE ISOP

     The ISOP shall be effective as of the day it was adopted by the Board and shall terminate at the end of ten (10) years from such day of adoption.

17.  AMENDMENTS OR TERMINATION

     The Board may at any time, but when applicable, after consultation with the Trustee, amend, alter, suspend or terminate the ISOP. No amendment, alteration, suspension or termination of the ISOP shall impair the rights of any Optionee, unless mutually agreed otherwise between the Optionee and the Company, which agreement must be in writing and signed by the Optionee and the Company. Termination of the ISOP shall not affect the Committee's ability to exercise the powers granted to it hereunder with respect to Options granted under the ISOP prior to the date of such termination.

18.  GOVERNMENT REGULATIONS

     The ISOP, and the granting and exercise of Options hereunder, and the obligation of the Company to sell and deliver Shares under such Options, shall be subject to all applicable laws, rules, and regulations, whether of the State of Israel or of the United States or any other State having jurisdiction over the Company and the Optionee, including the registration of the Shares under the United States Securities Act of 1933, and the Ordinance and to such approvals by any governmental agencies or national securities exchanges as may be required. Nothing herein shall be deemed to require the Company to register the Shares under the securities laws of any jurisdiction.

19.  CONTINUANCE OF EMPLOYMENT OR HIRED SERVICES

     Neither the ISOP nor the Option Agreement with the Optionee shall impose any obligation on the Company or an Affiliate thereof, to continue any Optionee in its employ or service, and nothing in the ISOP or in any Option granted pursuant thereto shall confer upon any Optionee any right to continue in the employ or service of the Company or an Affiliate thereof or restrict the right of the Company or an Affiliate thereof to terminate such employment or service at any time.

20.  GOVERNING LAW & JURISDICTION

     The ISOP shall be governed by and construed and enforced in accordance with the laws of the State of Israel applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws. The competent courts of Tel-Aviv, Israel shall have sole jurisdiction in any matters pertaining to the ISOP.

21.  TAX CONSEQUENCES

     21.1 Any tax consequences arising from the grant or exercise of any Option, from the payment for Shares covered thereby or from any other event or act (of the Company and/or its Affiliates, the Trustee or the Optionee), hereunder, shall be borne solely by the Optionee. The Company and/or its Affiliates and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding

                           ISRAELI SHARE OPTION PLAN

          taxes at source. Furthermore, the Optionee shall agree to indemnify the Company and/or its Affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Optionee.

     21.2 The Company and/or, when applicable, the Trustee shall not be required to release any Share certificate to an Optionee until all required payments have been fully made.

     21.3 To the extent provided by the terms of an Option Agreement, the Optionee may satisfy any tax withholding obligation relating to the exercise or acquisition of Shares under an Option by any of the following means (in addition to the Company's right to withhold from any compensation paid to the Optionee by the Company) or by a combination of such means: (i) tendering a cash payment; (ii) subject to the Committee's approval on the payment date, authorizing the Company to withhold Shares from the Shares otherwise issuable to the Optionee as a result of the exercise or acquisition of Shares under the Option in an amount not to exceed the minimum amount of tax required to be withheld by law; or (iii) subject to Committee approval on the payment date, delivering to the Company owned and unencumbered Shares; provided that Shares acquired on exercise of Options have been held for at least 6 months from the date of exercise.

22.  NON-EXCLUSIVITY OF THE ISOP

     The adoption of the ISOP by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangements or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of Options otherwise than under the ISOP, and such arrangements may be either applicable generally or only in specific cases.

     For the avoidance of doubt, prior grant of options to Optionees of the Company under their employment agreements, and not in the framework of any previous option plan, shall not be deemed an approved incentive arrangement for the purpose of this Section.

23.  MULTIPLE AGREEMENTS

     The terms of each Option may differ from other Options granted under the ISOP at the same time, or at any other time. The Board may also grant more than one Option to a given Optionee during the term of the ISOP, either in addition to, or in substitution for, one or more Options previously granted to that Optionee.

                                   AMENDMENT
                                       TO
                    CYOTA.COM, INC. STOCK OPTION PLAN (2000)
                                       OF
                                  CYOTA, INC.



     The Cyota.com, Inc. Stock Option Plan (2000)(the "Plan") of Cyota, Inc. is hereby amended as set forth below:

     1. Section 12(ii)(a) of the Plan is hereby amended by adding the following sentence at the end of clause (a) of said section:

          "The term "Transaction" shall also include the acquisition of the Company by another entity, including by way of a merger of the Company in which the Company is the surviving entity."

     2. Section 2.29 of the Cyota, Inc. 2003 Israeli Share Option Plan, which was merged with and into the Plan in January 2005, is hereby amended by adding the following sentence at the end of said section:

          "The term "TRANSACTION" shall also include the acquisition of the Company by another entity, including by way of a merger of the Company in which the Company is the surviving entity."


     3.   In all other respects, the Plan shall remain in full force and effect.


                                             Adopted by the Board of Directors
                                             on December 2, 2005